UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

Synthesis Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33522	20-2110031
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Riverway, Suite 300 Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

(713) 579-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective January 1, 2013, Synthesis Energy Systems, Inc. (the “Company”) entered into a consulting services agreement (the “Agreement”) with Crystal Vision Energy Limited (“CVE”), pursuant to which CVE will provide strategic, executive leadership and management services for the Company and its China business platform. The Agreement replaces a prior services agreement that the Company had in place with CVE dated effective April 1, 2012. The Agreement includes providing representatives for a steering committee to advise on the Company’s China business (“SES China”) and providing a managing director to advise and consult as to the management of such business. The Agreement has a term of two years, ending on December 31, 2014, but is terminable by (i) either party on 30 days notice at any time after November 30, 2013 and (ii) the Company at any time without further obligation with cause (as defined in the Agreement).

Under terms of the Agreement, CVE will provide executive leadership and management services focused upon delivering key objectives for SES China over the next 12 months, including (i) restructuring of the ZZ plant; (ii) development of methanol sales from the Yima Joint Venture plant; and (iii) delivering SES China subsidiary level funding and financing required for acquisition initiatives currently under development by SES China. In addition, CVE will assist SES China to secure a full time chief executive officer with significant experience in both managing an infrastructure business in China, as well as successfully executing and integrating mergers and acquisitions. The Company will establish a senior level executive steering committee for SES China, led by Colin Tam of CVE, which reports to the Company’s chief executive officer. As part of the services provided by CVE, Stephen Chow, a representative of CVE, will act as the Managing Director of SES China.

CVE receives a monthly services fee of $150,000 plus expense reimbursement, $100,000 of which is payable in cash each month and the remaining $50,000 accrues monthly and is payable quarterly in common stock. CVE is also entitled to incentive warrants upon signing and in February 2014 if the Agreement is still in effect. In connection with fundraising on behalf of the Company, CVE is entitled to a success fee for the total of any investment from a third party (subject to certain exclusions) for use in China, or directly invested into the Company’s China business. In addition, CVE can receive a carried interest in any joint venture formed by the Company with a strategic investment partner (as defined in the Agreement) which is jointly agreed upon by the Company and CVE prior to CVE contacting such partner. The Agreement also includes a one year tail for success fees, incentive shares and the carried interest, but any prospective third party investors or strategic investment partners must be jointly agreed upon by CVE and the Company at the time of the termination of the Agreement to be covered by the tail.

In the event that funding of capital raised by CVE of at least $15,000,000 has not been approved by the Company’s board of directors by June 30, 2013, the Company shall have the right to request a review of the scope of the services for the remainder of the term and CVE shall then have 30 days to provide funding of capital to the Company in an amount between $300,000 and $1,000,000. In the event the funding is provided by CVE or its nominee within such 30 day period, the scope of the services for the remainder of the term shall remain unchanged. In the event that, within such 30 day period, (i) CVE or its nominee fails to provide the funding, or (ii) CVE and the Company are unable to mutually agree on the scope of the services going forward, then (1) the cash portion of the services fee will be $50,000 monthly and the remaining $50,000 will be accrued on a monthly basis until the capital is funded.

CVE is also subject to non-competition, non-solicitation and standstill covenants during the term of the Agreement.

The foregoing description is qualified in its entirety by reference to the full text of the employment letter which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 8.01 Other Events.

On December 26, 2012, the Company issued a press release announcing the execution of the Agreement with CVE. A copy of the press release is filed herewith as Exhibit 99.1.

On December 21, 2012, the Company issued a press release announcing the entry into an agreement to develop an engineering study related to integration of its technology with another provider. A copy of the press release is filed herewith as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

Exhibits

*10.1	Consulting Services Agreement between the Company and Crystal Vision Energy Limited dated effective January 1, 2013.

*99.1	Press Release dated December 26, 2012.

*99.2	Press Release dated December 21, 2012.

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: December 27, 2012	/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer

Exhibit Index

*10.1	Consulting Services Agreement between the Company and Crystal Vision Energy Limited dated effective January 1, 2013.

*99.1	Press Release dated December 26, 2012.

*99.2	Press Release dated December 21, 2012.

*	Filed herewith.